UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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WEX INC.
(Name of Registrant as Specified In Its Charter)

IMPACTIVE CAPITAL MASTER FUND LP

IMPACTIVE CAPITAL LP

IMPACTIVE CAPITAL LLC

IMPACTIVE ZEPHYR FUND LP

IMPACTIVE SIERRA FUND LP

LAUREN TAYLOR WOLFE

CHRISTIAN ASMAR

KURT P. ADAMS

ELLEN R. ALEMANY

ALEMANY OCTOBER 2025 GRAT NO. 1

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Impactive Capital Master Fund LP (“Impactive Capital Master Fund”), together with the other participants named herein (collectively, “Impactive”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders (the “Annual Meeting”) of WEX Inc., a Delaware corporation (the “Company”).

Item 1: On April 20, 2026, Impactive issued the following supplemental investor presentation:

Disclaimer

The materials contained herein (the "Materials") represent the opinions of Impactive Capital Master Fund LP and the other participants named in its proxy solicitation (collectively, "Impactive" or "we") and are based on publicly available information with respect to WEX Inc. (the "Company"). Impactive recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Impactive's conclusions. Impactive reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. Impactive disclaims any obligation to update the information or opinions contained herein. Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third party reports. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Impactive herein are based on assumptions that Impactive believes to be reasonable as of the date of the Materials, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. The Materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security.

Certain members of Impactive currently beneficially own, and/or have an economic interest in, securities of the Company. It is possible that there will be developments in the future (including changes in price of the Company's securities) that cause one or more members of Impactive from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional securities (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to some or all of such securities. To the extent that Impactive discloses information about its position or economic interest in the securities of the Company in the Materials, it is subject to change and Impactive expressly disclaims any obligation to update such information.

The Materials contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "opportunity," "estimate," "plan," "may," "will," "projects," "targets," "forecasts," "seeks," "could," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of the Materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Impactive. Although Impactive believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of the Materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Impactive will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Unless otherwise indicated herein, Impactive has not sought or obtained consent from any third party to use any statements, photos or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made as to the accuracy of data or information obtained or derived from filings made with the SEC by the Company or from any third-party source. All trade names, trademarks, service marks, and logos herein are the property of their respective owners who retain all proprietary rights over their use.

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Impactive’s focus is on the facts , the numbers, and what matters to shareholders. We will leave the personal attacks and innuendos to WEX. That is why in this presentation we are not seeking to rebut every point the Company has published – but rather prioritize addressing the most egregious misrepresentations while setting the record straight for shareholders. Our campaign’s strategic objective is to launch a turnaround at WEX that will reverse years of underperformance and help the Company reach its full value potential . You can find our detailed materials and a summary of the case for change at www.WakeUpWex.com . Impactive’s Approach to Correcting WEX’s Inaccurate and Misleading Statements 3

Board change is needed because WEX has dramatically and persistently underperformed peers, generating bottom decile returns under the current Chair and CEO. 1 The WEX Board’s response to shareholder concerns has been insufficient. Shareholders would be better served with separate CEO & Chair roles and greater shareholder alignment in the boardroom. Impactive’s nominees are the best candidates to effectuate the change that’s needed. Impactive’s Campaign is Simple 4 1. Reflects WEX Total Shareholder Return relative to its Compensation Peer Group and S&P 400 Index.

WEX Has Dramatically Underperformed on the Only KPI That Matters: Total Shareholder Return



WEX Total Shareholder Return versus Proxy Peers and Index
Melissa Smith Combined CEO & Chair Tenure
2019-2026
-23%
101%
44%
Melissa Smith CEO Tenure
2014-2026
64%
225%
422%
WEX
S&P 400
Proxy Peers

- Since Ms. Smith took over as CEO in 2014, WEX has generated 4% annualized TSR on a 3x levered business.
- This is abysmal: shareholders are getting bond level returns for equity risk.
- Management inherited a payments duopoly, then underperformed the index by over 160% and its peers by far more.

Even seven pages of questionable non-GAAP adjustments cannot hide WEX's long-term underperformance from its shareholders.[1]

Source: Bloomberg as of February 6, 2026, the last trading day before Impactive nominated candidates for the WEX Board. Assumes dividends reinvested. Proxy peers include ACIW, BILL, XYZ, BR, CPAY, CSGS, DAY, EEFT, EVTC, FICO, HQY, JKHY, PAYX, PAYC, PCTY, & TRU. Peer returns included for the duration of their public history during period. CEO & Chair period begins September 12, 2019. CEO period begins January 2, 2014.

1. Refers to WEX Investor Presentation dated April 16, 2026.

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Poor Long - Term Returns Are Directly Linked to Combined CEO & Chair Roles and Lack of Accountability and Oversight Source: Bloomberg from September 12, 2019 through February 6, 2026, the last trading day before Impactive nominated candidate s f or the WEX Board. The CEO & Chair role were combined on September 12, 2019. 1. As disclosed in WEX’s public filings, Warburg Pincus (a shareholder represented by Board member Jim Neary) exited its equity pos ition in 2022 and convertible note investment in 2023. 2. WEX Investor Presentation dated April 16, 2026. 6 -60% -20% 20% 60% 100% 2019 2020 2021 2022 2023 2024 2025 WEX CPAY HQY S&P 400 Index WEX states that its “most direct peers in Mobility and Benefits are Corpay and HealthEquity,” 2 but relies on cherry - picked “performance peers” and “adjusted” metrics elsewhere to claim outperformance. The numbers don’t lie: WEX has dramatically underperformed BOTH peers and the Index since the Chair and CEO roles were combined. 2 - 23% Shareholder on Board exits position 1 CEO & Chair roles combined WEX Total Shareholder Return, since Combination of CEO & Chair Role +22% +38% +101%

-40% -30% -20% -10% 0% 10% 20% Jan 25 Feb 25 Mar 25 Apr 25 May 25 Jun 25 Jul 25 Aug 25 Sep 25 Oct 25 Nov 25 Dec 25 Jan 26 Feb 26 WEX S&P 400 Index Recent TSR “Outperformance” from April ’25 Trough Has Been Catalyzed by Impactive’s Campaign Pressure over the Same Period 7 WEX Recent Total Shareholder Return versus S&P 400 Source: Bloomberg between January 1, 2025 and February 6, 2026, the last trading day before Impactive nominated candidates fo r t he WEX Board. Impactive wrote a public letter to the WEX Board of Directors on May 2, 2025. 2025 Shareholder Vote & Impactive’s Campaign have helped to Wake up WEX, but shareholders must VOTE WHITE to continue momentum and help avoid reverting to abysmal returns WEX generated before shareholders spoke up. Impactive writes public letter to WEX Board

WEX's Business has the Ability to Generate a 20%+ ROIC but Poor Capital Allocation and Execution Reduce it to Single Digits, in Line with Poor Shareholder Returns



That Said, Our ROIC Is Comparable to That of Corpay
After normalizing for WEX Bank deposits, and in the case of Corpay, securitizations, our returns on invested corporate capital are comparable, and in some cases higher, than Corpay's, despite Impactive's claim to the contrary
Return on Invested Capital
Based on Adjusted EBITDA
Return on Invested Capital
Based on Net Operating Profit After Tax (NOPAT)
WEX's economic value added – the difference between ROIC and WACC – is higher than Corpay's wex

<u>**WEX's calculation of ROIC is incorrect**</u>:

- **It ignores the fact that WEX owns a bank,** which is a real use of capital to shareholders.
- **A "proper calculation" does not include "addbacks" that are real costs** - depreciation of PP&E, amortization of intangible assets, stock-based compensation, "other non-recurring expenses" - <u>noticeably higher at WEX than at CPAY</u>.
- **If WEX's ROIC was actually similar to CPAY's as claimed, WEX's TSR would not be 45 points below CPAY's since CEO/Chair roles combined.**

Bridge from Incorrect ROIC to Correct ROIC, 2025



WEX ROIC ex-costs
25.8%
(6.6%)
WEX's ROIC ignores the fact it owns a bank...
(10.9%)
... and excludes real expenses
GAAP ROIC
8.3%
WEX annualized TSR foots with its real ROIC
4.2%
WEX Incorrect ROIC Estimate
WEX Bank Capital & Opex
Other Expense Addbacks
WEX Correct GAAP ROIC
WEX Annualized TSR, 2014 - Present

WEX fails to understand that capital has a cost, confirming the need for a shareholder representative on the Board and an independent Chair to oversee the data that the Board receives.

Source: WEX Incorrect ROIC sourced from p. 162 of its Presentation to Shareholders dated April 16, 2026. "WEX Bank Capital & Opex" adds $1.1bn to Invested Capital and deducts $109mm in Operating Interest, as these are real costs from owning a bank. "Other Expense Addbacks" includes D&A, Stock-Based Compensation, Taxes, and Other Costs that are excluded from WEX's calculation, but represent real costs to shareholders. WEX Annualized TSR, 2014 – Present, is based on annualized shareholder returns from 1/2/2014 through 2/6/2026, the last trading day before Impactive nominated candidates for the WEX Board.

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WEX Attempts to Mask Underperformance by Downplaying its Comparability to Corpay

REALITY

- Four out of five of the industry-wide headwinds WEX listed also impact CPAY, which has **still outperformed**.
- The *“Business model transition of an OTA customer”* is not an industry-wide headwind. It is a WEX-specific re-pricing event at an eNett customer[2] that the Board **failed to identify during M&A due diligence**.

REALITY

- Even the report from Jefferies[2] cited by WEX reveals that **WEX’s growth significantly lags CPAY on any framework** despite a significant ramp in Sales & Marketing investment over the past year.

WEX


We Have Faced Industry-Wide Headwinds...
Macroeconomic, industry- and company-specific challenges have weighed on our financial performance
Challenge
Impact on WEX
Supply and demand imbalance in the over-the-road freight industry
Fuel price volatility
The electric vehicle transition
Business model transition of an OTA customer
General market anxiety around
wex
Impactive’s Growth Comparison’s of WEX’s Mobility Segment to Corpay’s Vehicle Payments Segment Are Misleading
Instead of comparing WEX’s Mobility growth rate to Corpay’s North American Fleet growth rate, Impactive compares the growth rates of WEX’s Mobility segment and Corpay’s entire Vehicle Payments segment
Impactive compares WEX’s mobility segment to Corpay’s Vehicle Payments segment and claims our fleet business is growing slower
However, Corpay’s segment includes large and fast-growing Brazilian toll businesses that are not comparable
WEX’s U.S. fleet business grew in line with Corpay’s North America fleet business in 2025, with both struggling in 1H and returning to growth in 2H 2025
Jefferies Research Report on Corpay, January 20, 2026
wex

CPAY’s outperformance in so-called “noncomparable” businesses is the direct result of superior capital allocation and operating decisions. Unsurprisingly, WEX underperformance versus CPAY has widened since the CEO & Chair roles were combined.

Source: WEX Investor Presentation dated April 16, 2026.
1. WEX Earnings Calls.
2. Jefferies research reported dated January 20, 2026.

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Companies that Perform Don’t Fabricate a New Set of “Performance Peers” Every Year Source: WEX SEC filings. 10 uses a “shell game” of arbitrary and changing peers to avoid holding management accountable . uses a list of peers that is consistent with industry standards , comparing WEX shareholder returns to its own self - selected proxy peers, its two most direct competitors, and the market index. The Board ’s use of a moving target of cherry - picked “peers”, rather than a consistent Proxy Peer group, to avoid holding the CEO accountable underscores the need for enhanced oversight and independence in the boardroom. WEX IMPACTIVE “Performance Peers” tripled from 2024 to 2025 to include non - competitive companies.

2025 (% of Votes) AGAINST FOR 3% 93% Nancy Altobello 1% 95% Daniel Callahan 1% 96% Aimee Cardwell 4% 86% Shikhar Ghosh 1% 96% James Groch 30% 67% Jim Neary 1% 96% Derrick Roman 32% 64% Melissa Smith (CEO & Chair) 1% 95% Stephen Smith 1% 95% Susan Sobbott 34% 57% Jack VanWoerkom 11 Worst Vote in S&P 400 Source: WEX Voting Results 2025, S&P Mid - Cap Voting Results 2025. Ms. Smith received the worst vote in the S&P 400 for any CEO & Chair in 2025. The Board Has Failed To Proactively Separate CEO/Chair Role Even After Shareholders Voted ‘No Confidence’ Last Year Noticeably absent from WEX’s April 2026 presentation is any justification for the continued combination of its CEO and Chair role or the Board’s refusal to act. Remains Chair of the Board Stepped Down Stepped Down

WEX Ramp “Conflict of Interest” Critique Is a Red Herring Source: WEX SEC filings 12 • The Form 10 - K that WEX filed on February 13, 2026, contains a comprehensive list of more than two dozen competitors … but WEX has never identified Ramp as a competitor in this filing, any prior SEC filings, or past public investor presentations. • Five weeks after its SEC filed 10 - K, WEX’s April 2026 presentation claims that Ramp is not only a competitor, it is a “ principal competitor .” • Both of these statements cannot be true… • Ms. Taylor Wolfe’s husband has a minority interest in two funds managed by Lux Capital, a venture capital firm, that together own less than 1% of Ramp’s shares. His estimated total investment is less than $1 million. • This stake is completely passive, irrelevant to Ms. Taylor Wolfe’s ability to carry out her duties as a director, and far les s material than Impactive’s significant stake in WEX. How does WEX jump from never once identifying Ramp as a competitor in any filing to calling it a “principal competitor” just five weeks later? ? THE TRUTH This claim appears to be a last - minute defense tactic to manufacture a conflict of interest that does not exist.

WEX Should Focus on Its Own Potential Conflicts 13 Susan Sobbott Daniel Callahan O wned approximately 35,000 shares of AMEX , worth $3.5 million, according to a 1/2018 Form 4 filing (which may exclude unvested shares ). Joined the WEX Board in 2018. Owned 291,000 shares of Citigroup common stock and 4,170 shares of Citi 6.3% Noncumulative Preferred Stock, Series S, worth over $22 million, according to his 2018 Form 4 and 2018 Citigroup Proxy statement on form DEF 14A. Joined WEX Board in 2019. American Express and Citi were identified by WEX as competitors consistently for years . • WEX Board members Daniel Callahan and Susan Sobbott have had long careers at American Express and Citi, owned significant stakes in Citi and Amex when they joined WEX’s board, and presumably still own shares in those companies. • The Board should disclose the process by which it evaluated the potential anti - competitive effects of Sobbott’s and Callahan’s holdings in those companies when they joined the WEX Board . Source: SEC filings

WEX's Other Criticisms of Ms. Taylor Wolfe's Candidacy Lack Merit and Only Serve to Distract from Underperformance

WEX Board Claim	Reality
Ms. Taylor Wolfe's "Questionable" Conduct	✓ Ms. Taylor Wolfe always conducted herself with integrity and the best interest of all shareholders in mind. We have "not responded on the substance of these findings" because there is no substance to respond to, or findings, only vague innuendo from unnamed sources. ✓ Ms. Taylor Wolfe has sat on two public company boards. Envestnet Chairman, Jim Fox, asked to join her WEX Nominee slate and HD Supply Chairman Joe DeAngelo described her as "an exceptional board member." ✓ When the Board was offered Impactive Co-Founder Christian Asmar as an alternative, the Vice-Chair and Lead Independent Director seemingly rejected him without any consideration. It seems the Company's true objections are to oversight and accountability generally, not Ms. Taylor Wolfe specifically.
Lack of Attention to Regulation	✓ WEX falsely claimed that Impactive had an affirmative responsibility to reach out to the FDIC and UDFI where no such duty exists in a proxy solicitation like this one that does not involve a "change of control." ✓ WEX has gone to great lengths expending shareholder capital to try to stir a bank regulatory issue that it knows is irrelevant to Impactive's proxy solicitation; all to further entrench longstanding directors and disingenuously build a narrative. ✓ It is WEX's current Board, not Impactive, that has displayed inattention to regulatory oversight—they're subject to an FDIC consent order. No one on the Board or management has been held accountable for an FDIC consent order outstanding since 2022; in fact, CEO Smith has received $48mm in total compensation as this order has remained unresolved. ✓ Impactive is cooperating fully with regulators and has no reason to believe any "change in control" application or notice will be required. ✓ Nominee Ellen Alemany brings deep banking and regulatory experience that's highly relevant to proper Board oversight of WEX Bank.
Time Horizon	✓ We have owned several positions since inception 8 years ago, demonstrating extreme patience and a long time horizon. ✓ To our knowledge, this is the first time an active shareholder has been attacked for owning a stock too long before demanding change. ✓ We are committed to realizing full value for all shareholders at WEX.

This Board's comfort with misleading, ad hominem, and counter-productive attacks illustrates Board entrenchment and fealty to management over fiduciary responsibilities to shareholders.

14

Source: Impactive Timeline of Solicitation and Proxy Materials.

15 WEX agrees Kurt would be a great addition because he brings experience from every direct WEX competitor that is missing in the boardroom. Ellen Alemany Lauren Taylor Wolfe Kurt Adams Shareholders Will Be Better Served with Impactive’s Nominees WEX agrees Ellen would be a great addition because she brings senior banking, regulatory, governance experience that is missing in the boardroom. Shareholders will benefit from the ownership, alignment of interests, and accountability that she will bring to the boardroom. Source: Impactive Timeline of Solicitation and Proxy Materials.

Additional Information 16 Vote the WHITE Proxy Card to Wake Up WEX PROTECT YOUR INVESTMENT IN WEX Please visit www.WakeUpWex. com for additional materials, information and voting instructions Wake Up Wex by voting for the election of Impactive’s highly qualified director candidates – Kurt Adams, Ellen Alemany and Lauren Taylor Wolfe – on the WHITE proxy card

Appendix

If WEX's Claims Were True, then Shareholders Would Have Seen Better Results

WEX Board Claims[1]	Reality
✘ "Since Ms. Smith began her tenure as CEO at the beginning of 2014, WEX has delivered significant growth"	✓ **Since Ms. Smith began her tenure as CEO at the beginning of 2014, WEX has delivered 4% annual returns to shareholders.** ✓ Management's focus on topline growth even when acquired with shareholder money is understandable, as Ms. Smith's own compensation grew significantly despite delivering sub-market returns. ✓ Shareholders aren't paid on acquired growth, transactions, or SaaS accounts. They are paid on real profit, FCF and returns.
✘ "Our ROIC is comparable to Corpay"… "in the last ten years…WEX has outpaced Corpay's growth",	✓ **In the last 10 years WEX has underperformed CPAY by 50%;** if WEX's ROIC were truly comparable and growth was truly better, this would not be the case. ✓ Cherry-picking dates, and specific metrics (and different metrics for different dates) does not change the plain fact that management has both underperformed and not been held accountable.
✘ "We Have Outgrown Our Closest Peer in Benefits"; [We have grown] "SaaS accounts faster than our most direct Benefits peer"	✓ Since Ms. Smith assumed her role as Chair/CEO, **WEX has underperformed HQY by 60%.** ✓ Cherry-picking dates and specific metrics (and different metrics for different dates) does not change the plain fact that management has both underperformed and not been held accountable. ✓ Shareholders aren't paid on acquired growth or saas accounts. They are paid on real profit, free cash flow, and returns.
✘ We Exceeded Impactive's Upside 2025 EBITDA case from 2022	✓ **WEX is taking credit for overpaying for assets and then adjusting out the cost of those assets to claim that its EBITDA exceeded our 2022 forecast – we did not anticipate WEX could do M&A this badly.** ✓ Since 2022 WEX has generated 0% return; that WEX finds this result something to boast about is yet another reason to vote for a shareholder in the boardroom. ✓ Since 2022, despite claiming $110mm of run rate savings, SG&A is up $61 million.

1. WEX SEC Filings

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If WEX’s Claims Were True, then Shareholders Would Have Seen Better Results (cont’d) 19 Reality WEX Board Claims 1 x If management wishes to be paid like executives at their proxy peers, they need to be judged against those peers. x The Board’s willingness to re - engineer an expanded, changing group of “performance peers” to justify management’s compensation suggests the Board prioritizes its relationship with management over its obligation to shareholders . x This dynamic underscores the need for enhanced oversight and independence in the boardroom. “Outperformed the median of our 2025 and 2024 Performance Peers ” x If the headwinds are industry wide, rather than management led, why has WEX underperformed its proxy peers by ~350% since the CEO took over? x Four out of five of the industry - wide headwinds WEX cites also impact CPAY, which grows 2x to 3x as fast with double the margins. “We Have Faced Industry - Wide Headwinds.. But We Have Taken Decisive Action to Address Those Challenges” x WEX’s board waited 3 years to act on this value enhancing idea, and then only acted after public pressure. x WEX cites its reliance on the expertise of two independent global investment firms but refuses to share the basis for its conclusions … RELEASE THE FILES! x Shareholders paid for the business review from Bank of America and J.P. Morgan but the numbers don’t add up and the Board won’t show its work. “The Board conducted a comprehensive portfolio assessment” and concluded the businesses are stronger together x Paying the CEO and team only if the share price doubles creates shareholder alignment , a necessary step when the management team lacks enough confidence in its own strategy to refrain from regularly selling its shares. Impactive’s CEO “mega - grant” proposal would dilute shareholders and undermine our pay - for - performance framework x YES, EXACTLY ! That strategy and execution led to bottom decile returns… shareholders deserve better ! x These longstanding directors represent a troubling concentration of power and conflicts by virtue of interrelationships and a seeming unwillingness to hold management accountable for performance. x While the Board presents the veneer of refreshment, it has in fact entrenched itself by coalescing around incumbents who have overseen more than five years of underperformance. x WEX claims good faith settlement efforts, but every offer preserved the exact governance structure shareholders already voted against in 2025. The board has offered seat - level compromise without any structural concession. “Electing Impactive’s candidates would result in the removal of our Chair/CEO and two Committee Chairs who played a vital role in guiding strategy and execution” 1. WEX SEC Filings

Item 2: Impactive posted the following material to www.WakeUpWEX.com, which was originally filed with the SEC on April 14, 2026, and is refiled here to include certain additional information: